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                                    LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES
                                  EXHIBIT (11) - COMPUTATION OF PER SHARE EARNINGS

                                      Nine Months                 Three Months
                                  Ended September 30           Ended September 30
PRIMARY                             1994         1993            1994        1993
Average shares outstanding
  (assuming conversion of
  Series A, E and F
  Preferred Stock) ------------- 103,840,927  101,950,144     104,021,332  103,205,610
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using average market price) --     655,761      823,082         556,973      742,802
       Total shares
         outstanding ----------- 104,496,688  102,773,226     104,578,305  103,948,412

FULLY DILUTED
Average shares outstanding
  (assuming conversion of
  Series A, E and F
  Preferred Stock) ------------- 103,840,927  101,950,144     104,021,332  103,205,610
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using the end of period
  market price, if higher than
  average market price) --------     655,761    2,049,802         556,973    1,617,802
       Total shares
         outstanding ----------- 104,496,688  103,999,946     104,578,305  104,823,412

DOLLAR INFORMATION (000's omitted)
Income before the
  cumulative effect of
  accounting change ------------    $256,169     $383,735        $ 58,382     $187,509
Cumulative effect of
  accounting change ------------        --        (96,431)           --          --
       Net Income --------------    $256,169     $287,304        $ 58,382     $187,509

PER SHARE INFORMATION
Primary:
  Income before the
    cumulative effect of
    accounting change ----------       $2.45        $3.73           $ .56       $1.80
  Cumulative effect of
   accounting change ----------          --           (93)            --          --
         Net Income ----------         $2.45        $2.80           $ .56       $1.80
Fully Diluted:
  Income before the
    cumulative effect of
    accounting change ----------       $2.45        $3.69           $ .56       $1.79
  Cumulative effect of
    accounting change ----------         --          (.93)            --          --
         Net Income ------------       $2.45        $2.76           $ .56       $1.79

<F1>

Notes:  1.  Earnings per share are computed based on the average number of common shares outstanding during each period after assuming conversion of the Series A, E and F Preferred Stock.
<F2>
        2. LNC does not include the dilutive effect of stock options in the computation of the earnings per share information appearing on the consolidated statements of income since it was immaterial.

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